EuroPacific Growth Fund

September 30, 2016

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$144,000,000
K2) Maximum Fee Rate	0.394%

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$53,150
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$6,232,079
D) Long - term debt securities including convertible debt	$427,147
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common Stock	$120,319,449
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$166,387
K) Receivables from affiliated persons	$0
L) Other receivables	$488,399
M) All other assets	$3,978
N) Total assets	$127,690,589
O) Payables for portfolio instruments purchased	$76,516
P) Amounts owed to affiliated persons	$70,233
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$570,192
S) Senior equity	$0
T) Net Assets of Common shareholders	$126,973,648

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	557,502
Class B	558
Class C	29,946
Class F-1	90,278
Class F-2	450,080
Total	1,128,364
Class 529-A	24,179
Class 529-B	90
Class 529-C	7,464
Class 529-E	1,254
Class 529-F-1	2,009
Class R-1	5,335
Class R-2	17,331
Class R-2E	3,807
Class R-3	103,600
Class R-4	221,956
Class R-5	185,175
Class R-5E*	-
Class R-6	969,859
Total	1,542,059

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$47.69
Class B	$47.76
Class C	$46.40
Class F-1	$47.46
Class F-2	$47.65
Class 529-A	$47.18
Class 529-B	$46.94
Class 529-C	$46.00
Class 529-E	$46.72
Class 529-F-1	$47.21
Class R-1	$45.80
Class R-2	$46.15
Class R-2E	$47.07
Class R-3	$46.67
Class R-4	$46.79
Class R-5	$47.70
Class R-5E	$47.56
Class R-6	$47.76

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$123,713,368

* Amount less than one thousand